Exhibit 5.01

[LETTERHEAD OF DANILO M. RAPADAS ]

September 27, 2017

BankGuam Holding Company

111 W Chalan Santo Papa

Hagåtña, Guam 96910

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Chief Risk Officer of BankGuam Holding Company, a Guam corporation (the “Company”), and I offer this opinion in connection with the Company’s Registration Statement on Form S-1 (Registration No. 333-220357), as initially filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on September 6, 2017 (as thereafter amended, the “Registration Statement”), relating to the registration of the offering for sale of up to 1,632,653 shares (the “Shares”) of the Company’s common stock, par value $0.2083 per share (“Common Stock”).

In connection with this opinion, I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. I have assumed the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me. I have also assumed and not verified the accuracy as to factual matters of each document I have reviewed.

Based upon the foregoing, I am of the opinion that, when the Registration Statement becomes effective under the Act and the Shares have been duly issued as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinion set forth herein is limited in all respects to the Guam Business Corporation Act and I do not express any opinion with respect to the law of any other jurisdiction. The opinion set forth herein is rendered as of the date hereof, and I assume no obligation to revise or supplement this opinion for any change in any matter after the date hereof.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act and may be relied upon by persons entitled to rely upon it pursuant to the applicable provisions of the Act, but may not otherwise be used, quoted or referred to by or filed with any other person or entity without my prior written permission.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to references to my name in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Danilo M. Rapadas
Danilo M. Rapadas, Senior Vice President, General Counsel and Chief Risk Officer